UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2017
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LIFEVANTAGE CORPORATION (Exact name of registrant as specified in its charter)
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Colorado	001-35647	90-0224471
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9785 S. Monroe Street, Suite 300, Sandy, UT 84070
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (801) 432-9000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c)
On March 9, 2017, LifeVantage Corporation (the “Company”) announced the appointment of Charles J. Wach as its Chief Operating Officer, effective March 13, 2017. The press release announcing Mr. Wach’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
In connection with his employment, the Company and Mr. Wach have entered into an offer letter and a Key Executive Benefit Package. Pursuant to the offer letter, the Company agreed to pay Mr. Wach an annual base salary of $320,000. Mr. Wach is also eligible to participate in the Company’s employee bonus plan at the Executive level with a target bonus of 50% of his base salary. Any such incentive bonus will be paid to him during the first three months of the fiscal year that follows the applicable performance fiscal year. The incentive bonus, if any, will be deemed to have been earned on the date of payment of such bonus and Mr. Wach must be employed through the date of payment in order to receive the incentive bonus. The offer letter also provides that Mr. Wach will be granted restricted stock in the amount of 4,000 shares of the Company’s common stock effective as of his employment start date of March 13, 2017, and vesting over two years in two equal annual installments. The Company will also assist Mr. Wach with expenses related to his relocation.
Mr. Wach’s employment with the Company is at-will and either he or the Company can terminate his employment at any time and for any reason or for no reason, in each case subject to the terms and provisions of his offer letter and Key Executive Benefit Package. Upon termination of employment for any reason, Mr. Wach will receive payment or benefits from the Company covering the following: (i) all unpaid salary and unpaid vacation accrued through the date of termination of employment, (ii) any payments/benefits to which he is entitled under the express terms of any applicable Company employee benefit plan, (iii) any unreimbursed business expenses, and (iv) his then outstanding equity compensation awards as governed by their applicable terms. The payments and benefits described in the immediately preceding clauses “(i)” through “(iv)” are referred to collectively as the “Accrued Pay.”
If Mr. Wach voluntarily terminates his employment, if the Company terminates Mr. Wach’s employment for “cause” (as defined in the Key Executive Benefit Package) or if his employment terminates due to his disability (as defined in the Key Executive Benefit Package), death or presumed death, then he or his estate will be entitled to receive only the Accrued Pay.
If the Company terminates Mr. Wach’s employment without cause, he will be asked to execute and deliver to the Company a separation agreement that will provide, among other things, a release of all claims against the Company and a covenant not to sue the Company. So long as Mr. Wach executes and does not revoke the separation agreement, and he remains in full compliance with its terms, he will be entitled to (i) the Accrued Pay, and (ii) payments equal in the aggregate to six months of his then annualized base salary.
The description of the terms and provisions of the offer letter and Key Executive Benefit Package contained in this Item 5.02 is qualified in its entirety by reference to the actual offer letter and Key

Executive Benefit Package, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.
Prior to joining the Company, Mr. Wach, age 54, served as Vice President of Operations and Supply Chain Executive for Bodybuilding.com, Inc., a global internet specialty retailer, from June 2013 to March 2017. Prior to joining Bodybuilding.com, Inc., Mr. Wach served as Director of Global Supply Chain, Materials Management for Nature’s Sunshine Products, Inc. from 2000-2012. Mr. Wach also served in a variety of operational roles for Nestle – Perrier Group of America Inc., H.J. Heinz Co. and Frito Lay Inc. Mr. Wach received his Master of Business Administration degree from Utah State University and his Bachelor of Science degree in Finance from Brigham Young University.
There is no arrangement or understanding between Mr. Wach and any other person pursuant to which he was selected as an officer of the Company. Mr. Wach has no family relationship (within the meaning of Item 401(d) of Regulation S-K) with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. There has been no transaction since the beginning of the Company’s last fiscal year, and there is no currently proposed transaction, in excess of $120,000 in which the Company is or was a participant and in which Mr. Wach or any of his immediate family members (within the meaning of Item 404 of Regulation S-K) had or will have a direct or indirect material interest.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Offer Letter by and between Charles J. Wach and LifeVantage Corporation dated February 22, 2017*
10.2	Key Employee Benefits Package by and between Charles J. Wach and LifeVantage Corporation dated February 27, 2017*
99.1	Press Release issued March 9, 2017 announcing appointment of new Chief Operating Officer
*	Management contract or compensatory plan or arrangement

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 9, 2017	LIFEVANTAGE CORPORATION By: /s/ Beatryx Washington Name: Beatryx Washington Title: Senior VP, General Counsel, and Corporate Secretary